EXHIBIT 99.1
SOLID HOLIDAY DEMAND IN THE U.S. FOR GOPRO HERO5
Week of Black Friday Camera Unit Sales Up 35% YoY in U.S.
Company Restructuring to Reduce Operating Expenses and Improve Efficiency

SAN MATEO, Calif. Nov. 30, 2016 - GoPro Inc. (NASDAQ: GPRO) today announced solid holiday quarter sell-thru in the U.S. for its new HERO5 cameras.
Based on internal data, GoPro’s week of Black Friday camera unit sales were up more than 35% year-over-year at leading U.S. retailers. Thanksgiving through Cyber Monday sales of camera units at GoPro.com were up approximately 33% year-over-year. According to the NPD Group, since the launch on October 2, HERO5 Black has been the best-selling Digital Imaging device in the United States.
HERO5 cameras are available at major US retailers including Amazon, Best Buy, Target and Walmart.
“We have a lot of work to do to finish the quarter and our fiscal year, however our HERO5 cameras have been very well-received by critics and consumers alike,” said Nicholas Woodman, Founder & CEO of GoPro. “Both HERO5 cameras can now auto-offload new content to the cloud and our Quik mobile app makes accessing and editing your footage fun. It's clear consumers are excited about these new features.”
GoPro also announced a company-wide restructuring that will reduce full-year 2017 non-GAAP operating expenses to approximately $650 million (GAAP: $735 million) and achieve its goal of returning to non-GAAP profitability in 2017. The restructuring includes the closure of its entertainment division, facilities reductions, and the elimination of more than 200 full-time positions plus the cancelation of open positions for a reduction in force of approximately 15 percent.
Additionally, Tony Bates will depart his position as president of the Company at the end of the year. “My time at GoPro has been an incredible experience,” said Tony Bates. “In the past three years, GoPro has seen enormous progress in camera technology, software and international growth. Today GoPro has a solid leadership team deeply focused on its core business and profitability.”
GoPro estimates that it will incur total aggregate charges of approximately $24 million to $33 million for the restructuring, including approximately $13 million to $18 million of cash expenditures as a result of the workforce restructuring, substantially all of which are severance costs, and approximately $11 million to $15 million of non-cash expenditures, consisting primarily of stock-based compensation expense and accelerated depreciation associated with office consolidations. The company expects to recognize most of the restructuring charges in Q4 2016.
“Consumer demand for GoPro is solid and we’ve sharply narrowed our focus to concentrate on our core business,” said Nicholas Woodman. “We are headed into 2017 with a powerful global brand, our best ever products, and a clear roadmap for restored growth and profitability in 2017.”

Contact:
Jeff Brown	Peter Salkowski
SVP Communications	Head of IR
650.332.7600 X9997	855-GOPROHD
jbrown@gopro.com	investor@gopro.com

About GoPro, Inc. (NASDAQ: GPRO)
GoPro, Inc. is transforming the way people share themselves and their experiences. What began as an idea to help athletes self-document themselves engaged in sport, GoPro has become a storytelling solution that helps people capture and share themselves engaged in life.
For more information, visit www.gopro.com or connect with GoPro on Facebook, Instagram, LinkedIn, Pinterest, Twitter, YouTube, and GoPro's The Inside Line.
Forward-Looking Statements
This press release may contain projections or other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this press release include, but are not limited to, expectations regarding product sales, the restructuring and reduction in workforce, the number of employees impacted by the reduction in workforce, the aggregate charges for employee terminations and other costs associated with the restructuring including office consolidations, the estimates of related cash expenditures by the Company in connection with the restructuring and the timing to recognize these charges. These statements involve risks and uncertainties, and actual events or results may differ materially.  Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are the Company’s ability to implement the restructuring in various jurisdictions; possible changes in the size and components of the expected costs and charges associated with the restructuring; risks associated with the Company’s ability to achieve the benefits of the restructuring; completion of quarter-end and annual financial reporting processes and review and the risks more fully described in the Risk Factors section of the Company's Annual Report on Form 10-K for the year ended December 31, 2015 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, which are on file with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof or as of the date otherwise stated herein. GoPro disclaims any obligation to update these forward-looking statements whether as a result of new information, future events, or otherwise.
Note Regarding Use of Non-GAAP Financial Measures
GoPro provides estimates of future operating expenses in accordance with U.S. generally accepted accounting principles (GAAP) and on a non-GAAP basis. The Company uses non-GAAP financial measures, including non-GAAP operating expenses, to evaluate the core operating performance of its business, for comparison with forecasts and strategic plans and for calculating return on investment. Non-GAAP financial measures are not in accordance with, nor serve as an alternative for GAAP.  Since the Company finds non-GAAP financial measures to be useful, it believes that investors benefit from seeing results reviewed by management in addition to seeing GAAP results. The Company believes that non-GAAP financial measures, when read in conjunction with its GAAP financials, provide useful information to investors by facilitating:
·         the comparability of its on-going operating results over the periods presented;
·         the ability to identify trends in its underlying business; and
·         the comparison of its operating results against analyst financial models and operating results of other public companies that supplement their GAAP results with non-GAAP financial measures.
Explanations of each type of adjustment that the Company incorporates into non-GAAP operating expenses and a reconciliation of estimated 2017 GAAP operating expenses to non-GAAP operating expenses are presented in the financial statement portion of the Company’s press release issued November 3, 2016 to report its financial results for its third quarter ended September 30, 2016.